Exhibit 99.1

Visteon Names Marjorie Sennett to Board of Directors
Distinguished finance and technology executive joins board of global automotive electronics leader

VAN BUREN TOWNSHIP, Mich., July 18, 2025 – Visteon Corporation (NASDAQ: VC), a global leader in automotive cockpit electronics and connected car solutions, today announced the appointment of Marjorie Sennett to its board of directors, effective immediately. Ms. Sennett will serve on both the Audit Committee and the Organization and Compensation Committee of the board.

“We are thrilled to welcome Marjorie to our board of directors,” said Francis Scricco, chair of Visteon’s board of directors. “Her public board experience, knowledge of the technology sector, and background as an institutional investor and public company CFO will all be tremendous assets to Visteon. We look forward to her insights and guidance.”

“Visteon has established a leading position in one of the fastest-growing segments of automotive technology and has become an influential player in cockpit electronics and connected car solutions,” Sennett commented. “I look forward to working with the board and executive team to help advance Visteon’s technology leadership.”

Ms. Sennett currently serves on the boards and audit committees of Cognex Corporation (CGNX), a leading global provider of machine vision products and solutions, and the diaTribe Foundation, a nonprofit focused on improving outcomes for people with diabetes, and previously served on the board and audit committee of QuinStreet, Inc. (QNST), a performance marketing technology company. She was previously a managing director at Farallon Capital Management, LLC. Earlier in her career, she served as Chief Financial Officer at eGroups, Inc., where she co-led the company’s sale to Yahoo! Inc., and at Amylin Pharmaceuticals, Inc., where she led the company’s IPO and multiple follow-on offerings. Ms. Sennett holds a B.A. from Vanderbilt University and an M.B.A. from Stanford Graduate School of Business. She was named one of “20 Women in Finance You Should Add to Your Company’s Board” by Business Insider.

About Visteon

Visteon (NASDAQ: VC) is advancing mobility through innovative technology solutions that enable a software-defined future. The company's state-of-the-art product portfolio merges digital cockpit innovations, advanced displays, AI-enhanced software solutions, and integrated EV architecture solutions. With expertise spanning passenger vehicles, commercial transportation, and two-wheelers, Visteon partners with global OEMs to create safer, cleaner, and more connected journeys. Headquartered in Van Buren Township, Michigan, Visteon operates in 17 countries, employing a global network of innovation centers and manufacturing facilities. In 2024, the company recorded annual sales of approximately $3.87 billion and secured $6.1 billion in new business. For more information, visit visteon.com.

Visteon Contacts:

Media: Media@Visteon.com
Investors: Investor@visteon.com